Exhibit 10.7

Director Compensation Summary

In April 2012, the Compensation Committee of the Board of Directors (the “Board”) engaged Pearl Meyer & Partners (“PM&P”) to review the compensation provided to members of the Company's Board who are not employees of Lionsgate (the “Non-Employee Directors”). In conducting its assessment, PM&P reviewed the following: (i) the components of the Company's then-current Non-Employee Director compensation program (which included an annual Non-Employee Director retainer, per meeting Board fees, committee compensation and past grants of equity awards); (ii) the Company's non-executive chairman compensation relative to the Company's Non-Employee director compensation; (iii) the general structure of the Board (including past and projected time commitments for service on the Board); and (iv) Non-Employee Director compensation among two comparator groups consisting of (a) a group of general industry companies with revenues ranging from $750 million to $3 billion and (b) a select group of eight companies within the broader media and leisure product industries. PM&P's assessment found the Company's then-current non-employee director compensation levels to be in the bottom quartile of the comparators.

Based on PM&P's assessment and as recommended and approved by the Compensation Committee and the Board at meetings held in May 2012, effective May 24, 2012, the Non-Employee Directors are entitled to receive an annual retainer of $50,000, an equivalent of $50,000 in the form of restricted share units to be granted annually on the date of the Company's Annual General Meeting of Shareholders and a fee of $1,400 for each meeting of a committee on which a Non-Employee Director is a member and attends, in person via teleconference or via videoconference. The restricted share units vest in annual installments over three years following the date of grant and are paid upon vesting in an equivalent number of Lionsgate common shares (the “Shares”). Additionally, the non-employee Chairman of the Board is entitled to receive an additional annual retainer of $52,000, the Chairman of the Audit Committee of the Board is entitled to receive an additional annual retainer of $15,000, and the Chairman of the Compensation Committee of the Board, the Chairman of the Nominating and Corporate Governance Committee of the Board, and the Chairman of the Strategic Advisory Committee of the Board are each entitled to receive an additional annual retainer of $10,000.

The retainers and fees for the Non-Employee Directors are paid, at the director's election, either 50% in cash and 50% in the form of Lionsgate Shares or 100% in the form of Shares. Retainers are paid in two installments each year, with the number of Shares to be delivered in payment of any retainer to be determined by dividing the dollar amount of the retainer to be paid in the form of Shares by the average closing price of Shares for the previous five business days prior to payment.

Lionsgate requires that Non-Employee Directors maintain an ownership position in Lionsgate of at least $150,000 of Shares; provided, however, that new directors shall have three years from their initial election to the Board to reach this ownership threshold. Pursuant to Lionsgate's policies, directors are also reimbursed for reasonable expenses incurred in the performance of their duties.